NEWS RELEASE

POPE RESOURCES ANNOUNCES AVAILABILITY OF PRELIMINARY PROXY STATEMENT/PROSPECTUS REGARDING PROPOSED MERGER

Poulsbo, WA, March 18, 2020/PRNewswire/ - Pope Resources (NASDAQ:POPE) announced today that Rayonier, Inc. (“Rayonier”) (NYSE:RYN) has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 to register the shares of Rayonier common stock and units representing limited partnership interests in an entity that will be its operating partnership ("Opco") to be issued in connection with the previously announced merger among Pope Resources and its general partners, on the one hand, and Rayonier, Opco, and certain of their subsidiaries, on the other hand. The registration statement includes a preliminary proxy statement/prospectus, but such preliminary proxy statement/prospectus is not complete and is subject to change. Once the registration statement is declared effective, a definitive proxy statement/prospectus will be sent to Pope Resources unitholders in connection with a special meeting of Pope Resources unitholders to consider proposals regarding the merger and related transactions. These proposals include approval of the merger agreement, the merger, and certain transactions contemplated in connection with the merger, and a non-binding advisory vote regarding certain compensation to be paid to the named executive officers of Pope Resources in connection with the merger.
Once the definitive proxy statement/prospectus is finalized, Pope Resources will announce a date and location for the special meeting and will deliver the definitive proxy statement/prospectus to its unitholders. The Form S-4 registration statement and the preliminary proxy statement/prospectus are available through the SEC's EDGAR system at https://www.sec.gov/Archives/edgar/data/52827/000119312520076138/d868015ds4.htm.
Readers should note that the information in the Form S-4 registration statement and the preliminary proxy statement/prospectus is not complete and is subject to change. Readers should carefully review the definitive proxy statement/prospectus once it becomes available because that document will contain important information about the transactions and the meeting. This communication is not an offer to sell nor a solicitation of an offer to buy securities in any jurisdiction in which such an offer or solicitation is unlawful.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 122,000 acres of timberland and 1,500 acres of development property in Washington. In addition, Pope Resources co-invests in and consolidates three private equity timber funds that own 141,000 acres of timberland in Washington, Oregon, and California. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 165 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Cautionary Statement Regarding Forward-Looking Information
The proposed merger and the related transactions are subject to various risks and uncertainties. These risks and uncertainties include, among others: (i) the ability of the parties to successfully complete the proposed acquisition on anticipated terms and timing, including obtaining required unitholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations and other conditions to the completion of the acquisition; (ii) risks relating to the integration of Pope’s operations and employees into Rayonier and the possibility that the anticipated synergies and other benefits of the proposed acquisition will not be realized or will not be realized within the expected timeframe; (iii) the outcome of any legal proceedings related to the proposed mergers; (iv) access to available financing, including for the refinancing of Pope’s and Rayonier’s debt on a timely basis and reasonable terms; (v) the loss of key senior management or other associates; (vi) the cyclical and competitive nature of the industries in which the parties operate; (vii) fluctuations in demand for, or supply of, Rayonier’s, Opco’s and Pope’s forest products and real estate offerings; (viii) entry of new competitors into Rayonier’s, Opco’s and Pope’s markets; changes in global economic conditions and world events; fluctuations in demand for Rayonier’s, Opco’s and Pope’s products in Asia, and especially China; (ix) various lawsuits relating to matters arising out of Rayonier’s previously announced internal review and restatement of Rayonier’s consolidated financial statements; (x) the uncertainties of potential impacts of climate-related initiatives; (xi) the cost and availability of third party logging and trucking services; (xii) the geographic concentration of a significant portion of the combined company’s timberland; (xiii) the ability to identify, finance and complete timberland acquisitions; (xiv) changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact the ability to conduct business, or increase the cost of doing so; (xv) adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect timberlands and the production, distribution and availability of products; (xvi) interest rate and currency movements; (xvii) Rayonier’s, Rayonier Operating Partnership’s or Pope’s capacity to incur additional debt; (xviii) changes in tariffs, taxes or treaties relating to the import and export of timber products or those of the products of competitors; (xix) changes in key management and personnel; (xx) the ability to meet all necessary legal requirements for Rayonier to continue to qualify as a real estate investment trust and changes in tax laws that could adversely affect beneficial tax treatment; (xxi) the cyclical nature of the real estate business generally; (xxii) a delayed or weak recovery in the housing market; (xxiii) the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond Rayonier’s, Rayonier Operating Partnership’s and Pope’s control; (xxiv) unexpected delays in the entry into or closing of real estate transactions; (xxv) changes in environmental laws and regulations that may restrict or adversely impact the ability to sell or develop properties; (xxvi) the timing of construction and availability of public infrastructure; (xxvii) and the availability of financing for real estate development and mortgage loans; (xxviii) the effect of the COVID-19 pandemic and related economic consequences, including the potential effects of such events on the market for timber products and general economic and political conditions (including debt and equity capital markets); (xxix) the potential impact of the announcement of the proposed transaction or consummation of the proposed transaction on relationships, including with employees and customers; (xxx) the unfavorable outcome of any legal proceedings that have been or may be instituted against Rayonier, Rayonier, L.P. or Pope; (xxxi) the amount of the costs, fees, expenses and charges related to the proposed transaction and the actual terms of the financings that may be obtained in connection with the proposed transaction; and (xxxii) the risk that the stock price of Rayonier shares may change prior to the merger effective time. Readers should also review the risks generally applicable to Pope’s business, included in the section entitled “Risk Factors” in Pope’s Annual Report on Form 10-K for the period ended December 31, 2019, filed with the SEC on February 28, 2020.
Important Additional Information and Where to Find It
Rayonier has filed the above referenced registration statement and the related preliminary proxy statement/prospectus and other documents concerning the parties and the proposed transaction with the SEC. Investors and security holders may obtain copies of these documents (if and when they become available) free of charge through the website maintained by the SEC at www.sec.gov or from Rayonier at its website, www.rayonier.com, or from Pope Resources at its website, www.poperesources.com. Documents filed with the SEC by Rayonier will be available free of charge by accessing Rayonier’s website at www.rayonier.com under the heading Investor Relations, or, alternatively, by directing a request by telephone or mail to Rayonier at 1 Rayonier Way, Wildlight, FL 32097, and documents filed with the SEC by Pope Resources will be available free of charge by accessing Pope Resources’ website at www.poperesources.com under the heading Investor Relations or, alternatively, by directing a request by telephone or mail to Pope Resources at 19950 Seventh Avenue NE, Suite 200, Poulsbo, WA 98370.
PARTICIPANTS IN THE SOLICITATION
This communication is not a solicitation of a proxy from any unitholder of Pope Resources. Rayonier and Pope Resources and certain of their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Pope Resources in respect of the proposed transaction under the rules of the SEC. Information about Pope Resources’ directors and executive officers is available in Pope Resources’ Annual Report on Form 10-K as of and for the period ended December 31, 2019, filed with the SEC on February 28, 2020. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the preliminary proxy statement/prospectus and other relevant materials filed with the SEC regarding the merger as they become available. Investors should read the definitive proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from Rayonier or Pope Resources using the sources indicated above.

Contact

Daemon Repp
Vice President and Chief Financial Officer
(360) 697-6626
investors@orminc.com